                                                                       EXHIBIT 3


                                    RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                               BADGER METER, INC.
                         -------------------------------

             The following Restated Articles of Incorporation duly adopted pursuant to the authority and provisions of Chapter 180 of the Wisconsin Statutes supersede and take the place of the existing articles of incorporation and amendments thereto:

                                  ARTICLE FIRST

             The name of this Corporation is "BADGER METER, INC."

                                 ARTICLE SECOND

             The Corporation may engage in any lawful activity within the purposes for which corporations may be organized under the Wisconsin Business Corporation Law.

                                  ARTICLE THIRD

             (1)  Stock.

             (a) The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is forty (40) million shares, consisting of a single class designated "Common Stock" having a par value of one dollar ($1.00) per share.

             (b) Any and all such shares of Common Stock may be issued for such consideration, not less than the par value thereof, as shall be fixed from time to time by the Board of Directors. Any and all such shares so issued, the full consideration for which has been paid or delivered, shall be deemed fully paid stock and shall not be liable to any further call or assessment thereon, and the holders of such shares shall not be liable for any further payments except as otherwise provided by applicable Wisconsin law.

             (2)  Voting Rights and Powers.

             With respect to all matters upon which shareholders are entitled to vote or to which shareholders are entitled to give consent, every holder of any outstanding shares of Common Stock shall be entitled to cast thereon one (1) vote in person or by proxy for each share of Common Stock standing in his name on the stock transfer records of the Corporation.

             (3) Dividends and Distributions.

             The holders of Common Stock shall be entitled to receive dividends when and if declared by the Board of Directors out of any funds legally available for the payment of such dividends.

             (4)  No Preemptive Rights.

             No holder of shares of stock or other securities of the Corporation shall be entitled as a matter of right to subscribe for, purchase or receive any part of any issue of stock of the Corporation of any class either at present authorized or of any future increase or creation, including without limitation, any securities convertible into stock of any class, except as the Corporation in the discretion of the Board of Directors may elect or contract to extend such right.

                                 ARTICLE FOURTH

             (1)  Number, Classification and Tenure of Directors.

             There shall be a Board of Directors which shall consist of such number of Directors as shall from time to time be specified in the Bylaws but which shall not be less than three (3). The Directors shall be divided into three classes, designated Class I, Class II, and Class III, and all classes shall be as nearly equal in number as possible. The terms of office of the Directors initially classified shall be as follows: at the 1998 Annual Meeting of Shareholders, Class I Directors shall be elected for a one-year term expiring at the next Annual Meeting of Shareholders, Class II Directors shall be elected for a two-year term expiring at the second succeeding Annual Meeting of Shareholders, and Class III Directors shall be elected for a three-year term expiring at the third succeeding Annual Meeting of Shareholders. At each Annual Meeting of Shareholders after such initial classification, Directors to replace those whose terms expire at such Annual Meeting shall be elected to hold office until the third succeeding Annual Meeting. Each Director shall hold office until the expiration of his term and until his successor is elected and qualified or until his earlier death, resignation or removal. If the number of Directors is changed, (a) any newly created directorships or any decrease in directorship shall be so portioned among the classes as to make all classes as nearly as equal as possible, and (b) when the number of Directors is increased by the Board of Directors and any newly created directorships are filled by the Board of Directors, there shall be no classification of the additional Directors until, and the terms of the additional Directors shall expire at, the next Annual Meeting of Shareholders.

             (2) Removal of Directors.

             A Director may be removed only for cause and only by the shareholders by the affirmative votes of a majority of the votes entitled to be cast upon removing him at a meeting called for the purpose of removing him, and the meeting notice must state that the purpose, or one of the purposes, of the meeting is removal of the Director and must state the reason or reasons why the Director is subject to removal.

             (3) Amendments.

             Notwithstanding any other provision of these Restated Articles of Incorporation, the provisions of this Article Fourth shall be amended, altered, changed or repealed only by the affirmative vote of shareholders holding at least seventy percent (70%) of the voting power of the then outstanding shares of all classes of capital stock of the Company, considered for this purpose as a single class.

                                  ARTICLE FIFTH

             The majority affirmative voting requirements of Section 180.25(2) of the Wisconsin Statutes are hereby expressly elected and deemed applicable to this Corporation as if this Corporation had been organized after January 1, 1973. These Restated Articles of Incorporation may be amended by resolution setting forth such amendment or amendments adopted at any meeting of the shareholders of the Corporation by a vote of at least a majority of the votes represented by shares of all of the Common Stock of the Corporation then outstanding, except as set forth herein or as restricted by the statutes of the State of Wisconsin.

                                  ARTICLE SIXTH

             The address of the registered office of the corporation at the time of adoption of these Restated Articles of Incorporation is 4545 West Brown Deer Road, Brown Deer, Wisconsin (P.O. address: Milwaukee, Wisconsin 53223); and the name of the registered agent at such address is Deirdre C. Elliott.

                                      * * *


                                      -3-